CERTIFIED RESOLUTIONS


      The undersigned hereby certifies that she is the duly elected Assistant Secretary of PMFM Investment Trust (the "Trust") and that the Board of Trustees, including a majority of the Trustees who are not "interested persons" of the Trust, adopted the following resolutions, at a meeting at which a quorum was present, on May 27, 2008:

           WHEREAS, the Trustees of the Trust, including a majority of the Independent Trustees, have reviewed the amount, type, form and coverage of the fidelity bond through Hartford Fire Insurance Company (the "Fidelity Bond"); and

           WHEREAS, the amount of coverage under the Fidelity Bond is $525,000, being equal to the minimum amount of bond required by Rule 17g-1 promulgated under the 1940 Act;

           NOW, THEREFORE, BE IT RESOLVED, that the amount, type, form and coverage of the Fidelity Bond are reasonable and the Fidelity Bond be, and it hereby is, approved; and

           FURTHER RESOLVED, that the premium of $1,906 to be paid by the Trust for coverage under the Fidelity Bond for the period June 1, 2008 through June 1, 2009 be, and it hereby is, approved; and

           FURTHER RESOLVED, that the Secretary of the Trust or his delegate be, and hereby is, designated as the person who shall make the filings and give the notices required by paragraph
           (g) of Rule 17g-1; and

           FURTHER RESOLVED, that the officers of the Trust be, and they hereby are, authorized to take any and all other actions deemed necessary or appropriate to effectuate these resolutions.

Witness my hand this 14th day of August, 2008.


                                            /s/ Tina H. Bloom
                                            ----------------------------
                                            Tina H. Bloom
                                            Assistant Secretary